Exhibit 4.1

MANOR CARE, INC.

$150,000,000

71/2% Senior Notes due 2006

THIRD SUPPLEMENTAL INDENTURE

Dated as of August 5, 2005

to

INDENTURE

Dated as of June 4, 1996

THIRD SUPPLEMENTAL INDENTURE, dated as of August 5, 2005, between Manor Care of America, Inc., a corporation organized under the laws of Delaware (the “Company”), as successor to Manor Care, Inc., and Wilmington Trust Company, a banking corporation organized under the laws of Delaware, as trustee (the “Trustee”).

WHEREAS, pursuant to the terms of the Indenture, dated as of June 4, 1996, as supplemented by the Supplemental Indenture, dated as of June 4, 1996, and the Second Supplemental Indenture, dated as of November 19, 1998, as further amended or supplemented, among the Company, as issuer, and the Trustee, as trustee (the “Indenture”), the 71/2% Senior Notes due 2006 of the Company (the “Notes”) are redeemable at the option of the Company at the greater of (i) 100% of the principal amount of the Notes and (ii) the sum of the present values of the remaining scheduled payments on the Notes, discounted on a semiannual basis, at the Treasury Rate plus 15 basis points, plus accrued interest to the redemption rate;

WHEREAS, the Indenture defines Treasury Rate as the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue equal to the Comparable Treasury Price for such redemption date;

WHEREAS, the Indenture contains no definition of Comparable Treasury Issue or Comparable Treasury Price;

WHEREAS, Section 8.01(1) of the Indenture permits amendments to the Indenture without the consent of Holders in order to cure ambiguities, defects or inconsistencies in the Indenture;

WHEREAS, the Notes were offered to the public pursuant to a registration statement filed with the Securities and Exchange Commission, including a prospectus dated August 2, 1993 and a prospectus supplement dated May 30, 1996 (the “Registration Statement”);

WHEREAS, the description of the Notes included in the Registration Statement contains the definitions of Comparable Treasury Issuer and Comparable Treasury Price, which definitions are necessary in order to determine the amounts payable upon redemption of the Notes, and the definition of Reference Treasury Dealer, which definition is necessary in order to determine the Comparable Treasury Issue (the “Treasury Rate Definitions”); and

WHEREAS, the parties hereto consider it necessary to amend the terms of the Indenture to incorporate the terms of the Treasury Rate Definitions in the Indenture by entering into this Third Supplemental Indenture.

NOW, THEREFORE, each party hereto agrees, for the benefit of the other party and for the equal and ratable benefit of the Holders of the Company’s Securities issued under the Indenture, as follows:

(1) Definitions. Capitalized terms used and not otherwise defined herein shall have the same meaning ascribed to them in the Indenture.

(2) Amendments to the Indenture. The following definitions are hereby added to Section 1.01 of the Indenture in the appropriate alphabetical order:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities. “Independent Investment Banker” means the Reference Treasury Dealer appointed by the Company.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date. “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Reference Treasury Dealer” means J.P. Morgan Securities Inc. and its successors; provided, however, that if J.P. Morgan Securities Inc. shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

(3) Incorporation. For all purposes of this Third Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not any particular section or subsection.

(4) Ratification of Indenture. Upon execution of this Third Supplemental Indenture, the Indenture shall be modified in accordance herewith, but except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

(5) Effect of Third Supplemental Indenture. Upon execution, this Third Supplemental Indenture shall form a part of the Indenture and this Third Supplemental Indenture and the Indenture shall be read, taken and construed as one and the same instrument for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

(6) Benefits of Third Supplemental Indenture. Nothing in this Third Supplemental Indenture or the Securities, express or implied, shall give to any Person other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Third Supplemental Indenture, or the Securities.

(7) Effective Date. This Third Supplemental Indenture shall become effective as of the date first above written.

(8) The Trustee. The Trustee accepts the amendment to the Indenture effected by this Third Supplemental Indenture and agrees to execute the trust created by the Indenture, as hereby amended, but only on the terms and conditions set forth in the Indenture, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which shall in like manner limit the Trustee’s liabilities in the performance of the trust created by the Indenture, as hereby amended. Without limiting the generality of the foregoing, the Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture, except as to the due and valid execution hereof by the Trustee, and shall incur no liability or responsibility in respect of the validity thereof. The Trustee’s execution of this Third Supplemental Indenture should not be construed to be an approval or disapproval of the advisability of the amendments to the Indenture provided herein. With respect to its execution hereof, the Trustee has received and is relying solely upon an Officers’ Certificate and Opinion of Counsel, each delivered pursuant to Section 9.04 of the Indenture, to the effect that the conditions precedent provided for in the Indenture relating to this Third Supplemental Indenture have been satisfied.

(9) Trust Indenture Act. If any provision of this Third Supplemental Indenture limits, qualifies, or conflicts with any provision of the Trust Indenture Act (“TIA”) that is required or deemed under the TIA to be part of and govern any provision of this Third Supplemental Indenture, such provision of the TIA shall control. If any provision of this Third Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Third Supplemental Indenture, as the case may be.

(10) Severability. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(11) Governing Law. This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in said state.

(12) Successors. All agreements of any party to this Third Supplemental Indenture shall bind its successors.

(13) Headings. The section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

(14) Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, MANOR CARE OF AMERICA, INC., as successor to Manor Care, Inc., has caused this Third Supplemental Indenture to be executed in its corporate name by its Treasurer and to be attested by its Secretary, and WILMINGTON TRUST COMPANY, as Trustee, has caused this Third Supplemental Indenture to be executed in its corporate name by one of its Vice Presidents and to be attested by its Secretary or one of its Trust Officers, all as of the date first written above.

MANOR CARE OF AMERICA, INC.

/s/ Geoffrey G. Meyers
Name: Geoffrey G. Meyers
Title: Executive Vice President, Chief Financial
Officer and Treasurer

ATTEST:

/s/ R. Jeffrey Bixler
Name: R. Jeffrey Bixler
Title: Secretary

WILMINGTON TRUST COMPANY,
as Trustee

/s/ W. Thomas Morris II
Name: W. Thomas Morris II
Title: Senior Financial Services Officer

ATTEST:

/s/ Michael Golls